SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 7) (1)



                        TRI-COUNTY FINANCIAL CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   89546L 10 7
                                 --------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
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             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


_____________
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 pages

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CUSIP NO. 89546L 10 7                 13G                      PAGE 2 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           COMMUNITY BANK OF TRI-COUNTY EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2054674
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

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       NUMBER OF          5      SOLE VOTING POWER                  6,541
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER               48,654
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             6,541
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER          48,654
          WITH
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           55,195
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.2%
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12         TYPE OF REPORTING PERSON *
                    EP
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 89546L 10 7                 13G                      PAGE 3 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           LOUIS P. JENKINS, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

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       NUMBER OF          5      SOLE VOTING POWER                  500
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              6,541
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             500
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         6,541
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,041
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.9%
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12         TYPE OF REPORTING PERSON *
                    IN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 89546L 10 7                   13G                    PAGE 4 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           HERBERT N. REDMOND, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

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       NUMBER OF          5      SOLE VOTING POWER                  540
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              6,541
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             540
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         6,541
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,081
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.9%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  ------------------------------
                                                        PAGE 5 OF 7 PAGES
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


ITEM 1(a)   NAME OF ISSUER.
     Tri-County Financial Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
     3035 Leonardtown Rd.
     Waldorf, Maryland 20601

ITEM 2(a)   NAME OF PERSON(S) FILING.
     Community Bank of Tri-County Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Louis P. Jenkins, Jr. and Herbert N. Redmond, Jr.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(C)  CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share.

ITEM 2(e)  CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

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                                                          PAGE 6 OF 7 PAGES
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ITEM 4.    OWNERSHIP.

     (a)  AMOUNT  BENEFICIALLY  OWNED: See Row 9 of the second part of the cover
          ---------------------------
          page provided for each reporting person.

     (b)  PERCENT  OF CLASS:  See Row 11 of the  second  part of the cover  page
          -----------------
          provided for each reporting person.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6, 7, and 8
          --------------------------------------------
          of the second part of the cover page provided for each reporting person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
     Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.   CERTIFICATIONS.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                          PAGE 7 OF 7 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Louis P. Jenkins, Jr.                                  February 14, 2003
-----------------------------------------------------      -----------------
Louis P. Jenkins, Jr., as Trustee                          Date


/s/ Herbert N. Redmond, Jr.                                February 14, 2003
-----------------------------------------------------      -----------------
Herbert N. Redmond, Jr., as Trustee                        Date



/s/ Louis P. Jenkins, Jr.                                  February 14, 2003
-----------------------------------------------------      -----------------
Louis P. Jenkins, Jr., as an Individual Stockholder        Date

/s/ Herbert N. Redmond, Jr.                                February 14, 2003
-----------------------------------------------------      -----------------
Herbert N. Redmond, Jr., as an Individual Stockholder      Date